HAMILTON BEACH BRANDS, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
(Effective January 1, 2014)

1.	Effective Date
Subject to Section 15, the effective date of this Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (the “Plan”) is January 1, 2014.

2.	Purpose of the Plan
The purpose of this Plan is to further the long-term profits and growth of Hamilton Beach Brands, Inc. (the “Company”) by enabling the Employers to attract and retain senior employees by offering annual incentive compensation to those employees who will be in a position to make significant contributions to such profits and growth. This incentive is in addition to all other compensation.

3.	Application of Code Section 409A
It is intended that the compensation arrangements under the Plan be exempt from the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers do not guarantee any particular tax result to Participants or Beneficiaries with respect to any payments provided hereunder, including tax treatment under Code Section 409A.

4.	Definitions
(a) “Award” shall mean the cash awards granted to a Participant under this Plan for the Award Terms.
(b)“Award Term” shall mean the one-year period on which an Award is based, as established by the Committee and specified in the Guidelines. Any Award Term applicable to a Qualified Performance-Based Award shall be established by the Committee not later than 90 days after the commencement of the Award Term on which such Qualified Performance-Based Award will be based and prior to the completion of 25% of such Award Term.
(c)“Beneficiary” shall mean the person(s) designated in writing (on a form acceptable to the Committee) to receive the payment of all amounts hereunder in the event of the death of a Participant. In the absence of such a designation and at any time when there is no existing Beneficiary hereunder, a Participant’s Beneficiary shall be his surviving legal spouse or, if none, his estate.
(d)“Change in Control” shall mean the occurrence of an event described in Appendix 1 hereto.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)“Committee” shall mean the Compensation Committee of the Board of Directors of the Company, any other committee appointed by such Board of Directors, or any sub-committee appointed by the Compensation Committee to administer this Plan in accordance with Section 5; provided that such committee or sub-committee consists of not less than two directors of the Company and so long as each such member of the committee or sub-committee is an “outside director” for purposes of Code Section 162(m).
(g)“Covered Employee” shall mean any Participant who is a “covered employee” for purposes of Code Section 162(m) or any Participant who the Committee determines in its sole discretion is likely to become such a covered employee.

(h)“Disability” or “Disabled.” A Participant shall be deemed to have a “Disability” or be “Disabled” if the Participant has an approved application for disability benefits under an Employer’s long-term disability plan or under any applicable governmental program.
(i) “Facility Closure or Partial Closure” means any layoff that requires a WARN Act notice in the United States.
(j)“Guidelines” shall mean the guidelines that are approved by the Committee for each Award Term for the administration of the Awards granted under the Plan. To the extent that there is any inconsistency between the Guidelines and the Plan, the Guidelines shall control.
(k)“Hay Salary Grade” shall mean the salary grade or Salary Points assigned to a Participant by the Employers pursuant to the Hay Salary System, or any successor salary system subsequently adopted by the Employers; provided, however, that for purposes of determining Target Awards for U.S. Participants, the midpoint of the national salary ranges (unadjusted for geographic location) shall be used.
(l) “Participant” shall mean any person who meets the eligibility criteria set forth in Section 6 and who is granted an Award under the Plan or a person who maintains an Account balance hereunder.
(m)“Payment Period” means, with respect to any Award Term, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Award Term ends.
(n)“Performance Objectives” shall mean the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or any Subsidiary, division, business unit, department or function of the Company. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more of the following criteria: return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, new project development, adjusted standard margin or net sales.
(o)“Qualified Performance-Based Award” shall mean any Award or portion of an Award granted to a Covered Employee on or after January 1, 2014 that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).
(p)“Retirement” or “Retire” shall mean the termination of a Participant’s employment with the Employers after the Participant has reached age 60 and completed at least 10 years of service.

(q) “Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Award Term pursuant to the Hay salary point system, or any successor salary point system adopted by the Committee.
(r)“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision.
(s)“Subsidiary” shall mean any corporation, partnership or other entity, the majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company. The Company and the Subsidiaries shall be referred to herein collectively as the “Employers.”
(t)“Target Award” shall mean a dollar amount calculated by multiplying (i) the designated salary midpoint that corresponds to a Participant’s Hay Salary Grades by (ii) the short-term incentive compensation target percent for that Hay Salary Grade for the applicable Award Term, as determined by the Committee. The Target Award is the Award that would be paid to a Participant under the Plan if each Performance Objective is met at exactly target.

5.Administration
(a)This Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
(b)The Committee shall have complete authority to interpret all provisions of this Plan, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be treated as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

6.Eligibility
Any person who is classified by the Employers as a salaried employee of the Employers generally at a Hay Salary Grade of 14 or above (or a compensation level equivalent thereto), who in the judgment of the Committee (or the Chief Executive Officer for employees below Hay Salary Grade 18), occupies a management position in which his efforts may significantly contribute to the profits or growth of the Employers, may be eligible to participate in the Plan. Notwithstanding the foregoing, (a) directors of the Company who are not classified as salaried employees of the Employers; (b) commissioned personnel such as salesperson, regional general managers and manufacturer’s representatives; (c) any employee who participates in any other incentive compensation plan of the Employers for the entire Award Term or who is eligible for a bonus under a separate written contract with the Employers for such Award Term; (d) leased employees (as such term is defined in Code Section 414); and (e) employees hired after August 31st of an Award Term shall not be eligible to participate in the Plan.

7.	Awards
The Committee may, from time to time and upon such conditions as it determines, authorize the granting of Awards to Participants for each Award Term, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:

(a)The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the amount of each Award for such Award Term, which formula is based upon the Company’s achievement of Performance Objectives, as set forth in the Guidelines; provided, however, that with respect to any Qualified Performance-Based Award, the Committee shall approve the foregoing not later than the ninetieth day of the applicable Award Term and prior to the completion of 25% of such Award Term. At such time, the Committee shall designate whether the Award is a Qualified Performance-Based Award.
(b)Prior to the end of the Payment Period, the Committee shall approve (i) a preliminary calculation of the amount of each Award based upon the application of the formula and actual Company performance to the Target Awards previously determined in accordance with Section 7(a) and (ii) a final calculation and approval of the amount of each Award to be granted to each Participant for the Award Term. Such approval shall be certified in writing by the Committee before any amount is paid for any Award granted with respect to an Award Term. Notwithstanding the foregoing, (1) the Committee shall have the power to decrease the amount of any Award below the amount determined in accordance with the foregoing provisions and (2) the Committee shall have the power to increase the amount of any Award above the amount determined in accordance with the foregoing provisions; adjust the amount thereof in any other manner determined by the Committee and/or grant discretionary Awards hereunder, in its sole and absolute discretion. Notwithstanding the foregoing, (X) no such decrease may occur following a Change in Control; (Y) no such increase, adjustment or other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)) and (Z) no Award, including any Award equal to the Target Award, shall be payable under the Plan to any Participant except as determined and approved by the Committee.
(c)Calculations of Target Awards for U.S. Participants for an Award Term shall initially be based on a Participant’s Hay Salary Grade as of January 1st of the Award Term. Calculations of Target Awards for Non-U.S. Participants for an Award Term shall be determined in accordance with the Guidelines in effect for such Award Term. However, such Target Awards may be changed during or after the Award Term under the following circumstances: (i) if a Participant receives a change in Hay Salary Grade, salary midpoint and/or short-term incentive compensation target percentage during an Award Term, such change will be reflected in a pro-rata Target Award, (ii) employees hired into or promoted to a position eligible to participate in the Plan (as specified in Section 6 above) during an Award Term will, if designated as a Plan Participant by the Committee (or the Chief Executive Officer for employees below Hay Salary Grade 18), be assigned a pro-rated Target Award based on their length of service during an Award Term (provided that a newly hired employee may not participate in the Plan for an Award Term if hired after August 31st of such Award Term) and (iii) the Committee may increase or decrease the amount of the Target Award at any time, in its sole and absolute discretion; provided, however, that (X) no such decrease may occur following a Change in Control and (Y) no such increase, adjustment or other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)). In order to be eligible to receive an Award for an Award Term, the Participant must be employed by the Employers and must be a Participant on December 31st of the Award Term. Notwithstanding the foregoing, if a Participant who was actively employed for at least 90 days during an Award Term terminates employment during such Award Term on account of death, Disability, Retirement or Facility Closure or Partial Closure, the Participant shall be entitled to a pro-rata portion of the Award for such Award Term, calculated based on actual Company performance for the entire Award Term in accordance with Section 7(b)(ii) above and based on the number of days the Participant was actually employed by the Employers during the Award Term. A Participant who is not a Covered Employee may also receive a pro-rata Award under the foregoing rules under other circumstances, upon recommendation of the Chief Executive Officer and with the approval of the Committee.
(d)Notwithstanding any other provision of the Plan, the maximum cash value of the Award granted to a Participant under this Plan for any Award Term shall not exceed $2,500,000.
(e)All determinations under this Section shall be made by the Committee. Each Qualified Performance-Based Award shall be granted and administered to comply with the requirements of Code Section 162(m).
8.Payment.
The Participant’s Employer (or former Employer) shall deliver to the Participant (or, if applicable, his Beneficiary), a check/bank deposit in full payment of each Award hereunder during the applicable Payment Period..

9.	Change in Control
(a)The following provisions shall apply notwithstanding any other provision of the Plan to the contrary.
(b)Amount of Award for Year of Change In Control. In the event of a Change in Control during an Award Term, the amount of the Award payable to a Participant who is employed on the date of the Change in Control (or who was actively employed for 90 days in the Award Term and whose employment terminated due to death, Disability, Retirement or Facility Closure or Partial Closure during such Award Term and prior to the Change in Control) for such Award Term shall be equal to the Participant’s Target Award for such Award Term multiplied by a fraction, the numerator of which is the number of days during the Award Term during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Award Term.
(c)Time of Payment. In the event of a Change in Control, the payment date of the pro-rata Target Award for the Award Term shall be the date that is between two days prior to, or within 30 days after, the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

10.Amendment, Termination and Adjustments
(a)The Committee, in its sole and absolute discretion, may alter or amend this Plan from time to time; provided, however, that no such amendment shall, without the written consent of a Participant, (i) reduce the amount of any outstanding Award that was previously approved by the Committee but not yet paid as of the date of the amendment or (ii) modify Section 9(b) hereof..
(b)The Committee, in its sole and absolute discretion, may terminate this Plan (or any portion thereof) at any time; provided that, without the written consent of a Participant, no such termination shall reduce the amount of any outstanding Award that was previously approved by the Committee but not yet paid as of the date of the termination.
(c)No amendment may cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).
(d)Any amendment or termination of the Plan shall be in the form of a written instrument executed by an officer of the Company on the order of the Committee. Such amendment or termination shall become effective as of the date specified in the instrument or, if no such date is specified, on the date of its execution.

11.General Provisions

(a)No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.
(b)Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except when preempted by federal law.
(c)Expenses. Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.
(d)Assignability. No Award granted to a Participant under this Plan shall be transferable by him for any reason whatsoever or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary; provided, however, that upon the death of a Participant, any amounts payable hereunder shall be paid to the Participant’s Beneficiary.

(e)Taxes. There shall be deducted from each payment under the Plan the amount of any tax required by any governmental authority to be withheld and paid over to such governmental authority for the account of the person entitled to such payment.
(f)Limitation on Rights of Participants; No Trust.
No trust has been created by the Employers for the payment of any benefits under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Employer or former Employer of the Participant, and the Participants and Beneficiaries are merely unsecured creditors of the Participant’s Employer or former Employer.
(g)Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Employers from all liability with respect to such Award.
(h)Miscellaneous.
(i)Headings. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.
(ii)Construction. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
(iii)Offset of Awards. Notwithstanding anything in the Plan to the contrary, if, prior to the payment of any Award, it is determined that any amount of money is owed by the Participant to any Employer, the Award otherwise payable to the Participant may be reduced in satisfaction of the Participant’s debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.
12.    Liability of Employers. The Employers shall each be liable for the payment of the Awards that are payable hereunder to or on behalf of the Participants who are (or were) its employees.

13.Approval by Stockholders
This Plan shall be submitted for approval by the stockholders of NACCO Industries, Inc. If such approval has not been obtained by July 1, 2014, all grants of Target Awards made on or after January 1, 2014 for Award Terms beginning on or after January 1, 2014 shall be rescinded.

Appendix 1.    Change in Control.

Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I or II, below on or after January 1, 2014; provided that such occurrence meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:

I. i.
Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of a Related Company (as defined below) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities by any Person pursuant to an Excluded Business Combination (as defined below); or

ii.
The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any Related Company or the acquisition of assets of another corporation, or other transaction involving a Related Company (“Business Combination”) excluding, however, such a Business Combination pursuant to which either of the following apply (such a Business Combination, an “Excluded Business Combination”) (A) a Business Combination involving Housewares Holding Co. (or any successor thereto) that relates solely to the business or assets of The Kitchen Collection, Inc. (or any successor thereto) or (B) a Business Combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of any Related Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns any Related Company or all or substantially all of the assets of any Related Company, either directly or through one or more subsidiaries).

II. i. Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A) directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B) by any Person pursuant to an Excluded NACCO Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):

(A) the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B) at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.

III. Definitions. The following terms as used herein shall be defined as follow:

1. “Incumbent Directors” means the individuals who, as of December 31, 2009, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a‑12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2. “Permitted Holders” shall mean, collectively, (i) the parties to the Amended and Restated 2012 Stockholders’ Agreement, as further amended from time to time, by and among the “Depository,” the “Participating Stockholders” (both as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.

3. “Related Company” means Hamilton Beach Brands, Inc. and its successors (“HB”), any direct or indirect subsidiary of HB and any entity that directly or indirectly controls HB.